Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Numbers 333-52460 and 333-37790 of Patina Oil & Gas Corporation on Form S-8 of our report dated June 27, 2003, relating to the financial statements of Patina Oil & Gas Corporation Profit Sharing and Savings Plan and Trust as of and for the year ended December 31, 2002 appearing in this Annual Report on Form 11-K of Patina Oil & Gas Corporation Profit Sharing and Savings Plan and Trust for the year ended December 31, 2002.

DELOITTE & TOUCHE LLP

Denver, Colorado

June 27, 2003